Exhibit 99.7

Unaudited Pro Forma Condensed Financial Information of Altria Group, Inc.

On October 10, 2016, Anheuser-Busch InBev SA/NV (“Legacy AB InBev”) completed a business combination with SABMiller plc (“SABMiller”) in a cash and stock transaction (the “AB InBev Transaction”). A newly formed Belgian company, which retained the name Anheuser-Busch InBev SA/NV (“AB InBev”), has become the holding company for the combined SABMiller and Legacy AB InBev businesses. Under the terms of the AB InBev Transaction, SABMiller shareholders received 45 British pounds (“GBP”) in cash for each SABMiller share held, with a partial share alternative (“PSA”), which was subject to proration, available for approximately 41% of the SABMiller shares.
Pursuant to the terms and conditions of an Irrevocable Undertaking previously delivered by Altria Group, Inc. (“Altria”) in November 2015, Altria voted its 430,000,000 SABMiller shares in favor of the AB InBev Transaction and elected the PSA.
Upon completion of the AB InBev Transaction and taking into account proration, Altria received, in respect of its 430,000,000 SABMiller shares, (i) an interest that was converted into 185,115,417 restricted shares of AB InBev (the “Restricted Shares”), representing a 9.6% ownership of AB InBev at October 10, 2016 based on AB InBev’s shares outstanding, and (ii) approximately $4.8 billion in pre-tax cash as the cash component of the PSA. Additionally, Altria received pre-tax cash proceeds of approximately $0.5 billion from exercising the derivative financial instruments discussed in Note 2(b), which together with the pre-tax cash component from the AB InBev Transaction totaled approximately $5.3 billion in pre-tax cash. Following completion of the AB InBev Transaction, Altria purchased 12,341,937 ordinary shares of AB InBev for a total cost of approximately $1.6 billion (the “Subsequent Purchases”), thereby increasing Altria’s ownership to approximately 10.2%. For ownership levels at or above 10%, Altria is entitled to foreign tax credits available in connection with dividends Altria receives from AB InBev, as it was with its former investment in SABMiller. The AB InBev Transaction, together with the Subsequent Purchases, are referred to as the “Transactions.”
The Restricted Shares:

•	are unlisted and not admitted to trading on any stock exchange;

•	are subject to a five-year lock-up (subject to limited exceptions) ending October 10, 2021;

•	are convertible into ordinary shares of AB InBev on a one-for-one basis after the end of this five-year lock-up period;

•	rank equally with ordinary shares of AB InBev with regards to dividends and voting rights; and

•	have director nomination rights with respect to AB InBev.
The pro forma financial information reflects the impact of Altria’s investment in AB InBev being accounted for under the equity method of accounting, as was Altria’s former investment in SABMiller. Altria will report its share of AB InBev’s results using a one-quarter lag because AB InBev’s results will not be available to Altria in time to record them in the concurrent period. For purposes of this pro forma financial information, Altria’s equity earnings in AB InBev were reflected in the same period in which they occurred to illustrate the continuing impact of the Transactions on Altria’s financial statements.
The following unaudited pro forma condensed financial information (the “pro forma financial information”) has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed balance sheet as of June 30, 2016 (the “pro forma balance sheet”) gives effect to the Transactions as if they occurred on June 30, 2016. The unaudited pro forma condensed statements of earnings for the year ended December 31, 2015 and for the six months ended June 30, 2016 (the “pro forma statements of earnings”) give effect to the Transactions as if they occurred on January 1, 2015. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions been completed on the dates indicated, nor is it indicative of the future operating results or financial position of Altria.
AB InBev will account for the AB InBev Transaction using the acquisition method of accounting in conformity with International Financial Reporting Standards (“IFRS”) 3 “Business Combinations.” Under this method, the SABMiller assets acquired and the SABMiller liabilities assumed will be recorded by AB InBev based on preliminary estimates of fair value. These estimates are subject to change once the purchase price accounting is finalized.
As a result of the AB InBev Transaction, Altria exchanged its approximate 27% ownership in SABMiller for an interest that was converted into a 9.6% ownership in AB InBev, which was increased to approximately 10.2% as a result of the Subsequent Purchases. For Altria’s accounting purposes, the Transactions represent the following:

•	the disposition of approximately 61% of its investment in SABMiller, resulting in a retained ownership of 10.2% in SABMiller; and

•	the acquisition of 10.2% of Legacy AB InBev.
Therefore, Altria’s 10.2% investment in AB InBev represents, for accounting purposes, Altria’s:

•	remaining investment in the assets and liabilities of SABMiller at historical book value and does not reflect the step-up to fair value of SABMiller’s assets and liabilities recorded by AB InBev; and

•	new investment in the assets and liabilities of Legacy AB InBev at fair value. Legacy AB InBev’s assets and liabilities are recorded at historical book value on AB InBev’s financial statements.
Under the equity method of accounting, a basis difference exists when there is a difference between the investor’s carrying amount of the investment and the investor’s share of the net assets of the investee. For the pro forma balance sheet as of June 30, 2016, Altria’s carrying amount of AB InBev of approximately $18.6 billion exceeded Altria’s share of AB InBev’s pro forma net assets attributable to equity holders of AB InBev of approximately $7.4 billion resulting in a net basis difference of $11.2 billion. The basis difference primarily consists of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
The pro forma financial information is based on the historical consolidated financial statements of Altria, which were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and Altria’s share of earnings derived from the historical consolidated financial statements of Legacy AB InBev, which were prepared in accordance with IFRS as issued by the International Accounting Standards Board, and in conformity with IFRS as adopted by the European Union. For purposes of this pro forma financial information, adjustments to Legacy AB InBev’s historical financial statements have not been made to conform to U.S. GAAP, as such adjustments would not be material to this pro forma financial information.
The pro forma financial information also includes certain adjustments made by Altria to effect the Transactions, as well as Altria’s share of certain adjustments made by AB InBev to effect the AB InBev Transaction. Any non-recurring items directly attributable to the Transactions are included in the pro forma balance sheet, but not in the pro forma statements of earnings.
These pro forma adjustments are based on limited information for items that are factually supportable and directly attributable to the Transactions and could materially change once AB InBev’s purchase price accounting is finalized. The pro forma financial information does not reflect the cost of any integration activities or the value of any integration benefits from the AB InBev Transaction, including potential synergies that may be derived in future periods.
For purposes of the pro forma financial information, the U.S. Federal statutory tax rate of 35% has been used for all adjustments in all periods presented and does not take into account any possible future tax events that may result from the Transactions or Altria’s ongoing investment in AB InBev.
The pro forma financial information should be read in conjunction with:

▪	Altria’s audited consolidated financial statements, included in Altria’s Annual Report on Form 10-K for the year ended December 31, 2015;

▪	Altria’s unaudited condensed consolidated financial statements, included in Altria’s Quarterly Report on Form 10-Q for the period ended June 30, 2016;

▪
Legacy AB InBev’s audited consolidated financial statements as of and for the year ended December 31, 2015, which are attached as Exhibit 99.5 to the Amendment No. 1 to the Current Report on Form 8-K filed by Altria on December 23, 2016 (“Form 8-K/A”);

▪	Legacy AB InBev’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2016, which are attached as Exhibit 99.6 to the Form 8-K/A; and

▪	Legacy AB InBev’s pro forma financial information, which is attached as Exhibit 99.1 to AB InBev’s Current Report on Form 6-K filed on November 14, 2016.

Altria Group, Inc. and Subsidiaries
Pro Forma Condensed Balance Sheet
As of June 30, 2016
(Unaudited)
(in millions of dollars)

Assets	Altria Group, Inc.	Pro Forma Adjustments (Note 2)		Pro Forma As Adjusted
Cash and cash equivalents	$819	$4,718	(a)	$4,459
		500	(b)
		(1,578)	(c)
Inventories	1,970	—		1,970
Other current assets	1,811	(309)	(b)	1,427
		(75)	(e)
Total current assets	4,600	3,256		7,856
Property, plant and equipment, net	1,962	—		1,962
Goodwill	5,285	—		5,285
Other intangible assets, net	12,047	—		12,047
Investment in SABMiller/AB InBev	5,877	11,268	(a)	18,625
		1,578	(c)
		(98)	(d)
Other assets	1,553	—		1,553
Total Assets	$31,324	$16,004		$47,328

Liabilities and Stockholders’ Equity
Accounts payable	$193	$—		$193
Income taxes payable	—	1,652	(a)	1,644
		67	(b)
		(75)	(e)
Other current liabilities	5,319	—		5,319
Total current liabilities	5,512	1,644		7,156
Long-term debt	12,837	—		12,837
Deferred income taxes	5,659	3,942	(a)	9,567
		(34)	(d)
Other liabilities	4,137	—		4,137
Total liabilities	28,145	5,552		33,697
Contingencies
Redeemable noncontrolling interest	36	—		36
Stockholders’ Equity
Common stock	935	—		935
Additional paid-in capital	5,851	—		5,851
Earnings reinvested in the business	27,915	9,244	(a)	37,219
		124	(b)
		(64)	(d)
Accumulated other comprehensive losses	(3,340)	1,148	(a)	(2,192)
Cost of repurchased stock	(28,221)	—		(28,221)
Total stockholders’ equity attributable to Altria Group, Inc.	3,140	10,452		13,592
Noncontrolling interests	3	—		3
Total stockholders’ equity	3,143	10,452		13,595
Total Liabilities and Stockholders’ Equity	$31,324	$16,004		$47,328

 See Notes to Unaudited Pro Forma Condensed Financial Statements.

Altria Group, Inc. and Subsidiaries
Pro Forma Condensed Statement of Earnings
For the Year Ended December 31, 2015
(Unaudited)

(in millions of dollars, except per share data)

	Altria Group, Inc.	Disposition of Investment in SABMiller (Note 1)	Acquisition of Investment in Legacy AB InBev (Note 1)	Pro Forma Adjustments (Note 3)		Pro Forma As Adjusted
Net revenues	$25,434	$—	$—	$—		$25,434
Cost of sales	7,740	—	—	—		7,740
Excise taxes on products	6,580	—	—	—		6,580
Gross profit	11,114	—	—	—		11,114
Marketing, administration and research costs	2,708	—	—	—		2,708
Other expenses	45	—	—	—		45
Operating income	8,361	—	—	—		8,361
Interest and other debt expense, net	817	—	—	—		817
Loss on early extinguishment of debt	228	—	—	—		228
Earnings from equity investment in SABMiller/AB InBev	(757)	469	(827)	(79)	(a)	(874)
				205	(b)
				(16)	(c)
				131	(d)
Other income, net	(5)	—	—	5	(e)	—
Earnings before income taxes	8,078	(469)	827	(246)		8,190
Provision for income taxes	2,835	(164)	289	(86)		2,874
Net earnings	5,243	(305)	538	(160)		5,316
Net earnings attributable to noncontrolling interests	(2)	—	—	—		(2)
Net earnings attributable to Altria Group, Inc.	$5,241	$(305)	$538	$(160)		$5,314

Weighted average shares outstanding: (Note 4)
Basic and diluted	1,961					1,961

Per share data: (Note 4)
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.67					$2.70

See Notes to Unaudited Pro Forma Condensed Financial Statements.

Altria Group, Inc. and Subsidiaries
Pro Forma Condensed Statement of Earnings
For the Six Months Ended June 30, 2016
(Unaudited)

(in millions of dollars, except per share data)

	Altria Group, Inc.	Disposition of Investment in SABMiller (Note 1)	Acquisition of Investment in Legacy AB InBev (Note 1)	Pro Forma Adjustments (Note 3)		Pro Forma As Adjusted
Net revenues	$12,587	$—	$—	$—		$12,587
Cost of sales	3,798	—	—	—		3,798
Excise taxes on products	3,176	—	—	—		3,176
Gross profit	5,613	—	—	—		5,613
Marketing, administration and research costs	1,105	—	—	—		1,105
Asset impairment and exit costs	121	—	—	—		121
Operating income	4,387	—	—	—		4,387
Interest and other debt expense, net	392	—	—	—		392
Earnings from equity investment in SABMiller/AB InBev	(265)	164	(29)	(258)	(a)	(329)
				18	(b)
				(7)	(c)
				48	(d)
Gain on derivative financial instrument	(157)	—	—	157	(e)	—
Earnings before income taxes	4,417	(164)	29	42		4,324
Provision for income taxes	1,545	(57)	10	15		1,513
Net earnings	2,872	(107)	19	27		2,811
Net earnings attributable to noncontrolling interests	(2)	—	—	—		(2)
Net earnings attributable to Altria Group, Inc.	$2,870	$(107)	$19	27		2,809

Weighted average shares outstanding: (Note 4)
Basic and diluted	1,955					1,955

Per share data: (Note 4)
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.47					$1.43

See Notes to Unaudited Pro Forma Condensed Financial Statements.

Altria Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Financial Statements
_______________________________

Note 1. Disposition of Investment in SABMiller and Acquisition of Investment in Legacy AB InBev

The adjustment to reflect Altria’s disposition of its investment in SABMiller is $469 million and $164 million, for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, representing the partial disposition of Altria’s historical earnings from its equity investment in SABMiller of $757 million and $265 million, respectively.

The adjustment to reflect Altria’s acquisition of Legacy AB InBev is $827 million and $29 million, for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively. Legacy AB InBev recorded $8,273 million and $285 million of Profit Attributable to Equity Holders of Legacy AB InBev in its financial statements for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Note 2. Adjustments to the Pro Forma Condensed Balance Sheet
The following pro forma adjustments have been reflected in the pro forma condensed balance sheet:

(a)
Reflects an approximate $14.2 billion pre-tax gain resulting from the AB InBev Transaction. Altria expects that its gain on the AB InBev Transaction will be deferred for United States corporate income tax purposes, except to the extent of the cash consideration received. This gain is calculated based on the following:

i.	the Legacy AB InBev share price as of October 10, 2016;

ii.
the book value at September 30, 2016, of Altria’s investment in SABMiller, including Altria’s accumulated other comprehensive losses directly attributable to SABMiller, adjusted for Altria’s share of transaction costs incurred by SABMiller subsequent to September 30, 2016;

iii.	cash proceeds of approximately $4.8 billion, representing the pre-tax cash component of the PSA, taking into account proration; and

iv.
the impact of AB InBev’s expected divestitures of certain SABMiller assets and businesses in connection with Legacy AB InBev obtaining necessary regulatory clearances to proceed with the AB InBev Transaction (the “divested businesses”). Altria expects to recognize a pre-tax gain of approximately $0.8 billion related to its basis differences in the divested businesses. For purposes of this pro forma adjustment, the timing of the divestitures has been assumed to occur at the completion of the AB InBev Transaction.

Altria Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Financial Statements
_______________________________

The pro forma adjustment to reflect the gain resulting from the AB InBev Transaction is as follows:

	Cash		Investment in SABMiller/ AB InBev	Income Taxes Payable	Deferred Income Taxes
Pre-tax gain, including transaction costs	$(127)	(1)	$14,349
Pre-tax cash component of the PSA	4,845		(4,845)
	4,718		9,504	$1,652	$3,326
Accumulated other comprehensive losses (2)	—		1,764	—	616
Total	$4,718		$11,268	$1,652	$3,942

(1) Altria’s transaction costs directly attributable to the AB InBev Transaction incurred subsequent to June 30, 2016
(2) Reversal of Altria’s accumulated other comprehensive losses directly attributable to SABMiller of $1,148 million, net of $616 million of deferred income taxes

(b)
Reflects the impact of derivative financial instruments, each in the form of a put option (together the “options”), that Altria entered into in November 2015 and August 2016 to hedge Altria’s exposure to foreign currency exchange rate movements in the GBP to the United States dollar (“USD”) in relation to the pre-tax cash consideration that Altria expected to receive under the PSA pursuant to the revised and final offer announced by Legacy AB InBev on July 26, 2016. The options did not qualify for hedge accounting; therefore, changes in the fair values of the options were recorded in Altria’s consolidated statements of earnings in the periods in which the changes occurred. Exercising the options in October 2016 resulted in approximately $500 million in pre-tax cash proceeds. At June 30, 2016, the fair value of the option entered into in November 2015 (the “November 2015 option”) was $309 million. An adjustment to retained earnings and income taxes payable has been made to reflect the change in the fair values of the options subsequent to June 30, 2016.

(c)	Reflects the $1,578 million increase in Altria’s investment in AB InBev as a result of the Subsequent Purchases.

(d)
Reflects $98 million for Altria’s approximate 27% share of transaction costs incurred by SABMiller subsequent to June 30, 2016 that are nonrecurring and directly attributable to the AB InBev Transaction.

(e)	Reflects the reclassification of Altria’s prepaid income taxes at June 30, 2016 to income taxes payable.
Note 3. Adjustments to the Pro Forma Condensed Statements of Earnings
The following pro forma adjustments have been reflected in the pro forma statements of earnings:

(a)
Reflects the reversal of Altria’s remaining share of SABMiller transaction costs and Legacy AB InBev transaction costs that are nonrecurring and directly attributable to the AB InBev Transaction, which totaled $79 million and $258 million for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively. Altria’s remaining share of SABMiller’s transaction costs for the year ended December 31, 2015 and the six months ended June 30, 2016 were $3 million and $16 million, respectively. Altria’s share of Legacy AB InBev’s transaction costs for the year ended December 31, 2015 and the six months ended June 30, 2016 were $76 million and $242 million, respectively, consisting primarily of losses on derivative foreign forward contracts entered into by

Altria Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Financial Statements
_______________________________

Legacy AB InBev to economically hedge exposure to changes in the USD exchange rate for the cash portion of the GBP consideration payable to SABMiller’s shareholders upon completion of the AB InBev Transaction.

(b)
Reflects Altria’s share of additional interest expense related to $63 billion of borrowings by Legacy AB InBev to provide the financing necessary to pay the cash portion of the consideration payable to SABMiller’s shareholders upon completion of the AB InBev Transaction and to provide the financing for fees, costs and expenses in connection with the AB InBev Transaction. Had the loan facilities been entered into on January 1, 2015, Legacy AB InBev would have incurred interest expense, which includes amortization of debt issuance costs, of $2,052 million and $1,027 million, respectively, for the year ended December 31, 2015 and the six months ended June 30, 2016. Legacy AB InBev has recorded $843 million in its financial statements for the six months ended June 30, 2016. Legacy AB InBev has assumed that the interest expense on the debt financing to fund the AB InBev Transaction will not be deductible for its income tax purposes. This assumption may be subject to change and may not be reflective of the deductions that will be available in future periods after completion of the AB InBev Transaction.

Altria’s share of AB InBev’s additional interest expense was $205 million and $18 million for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

(c)
Reflects Altria’s remaining share of adjustments related to the application of AB InBev’s accounting policies to SABMiller. These adjustments include the reversal of SABMiller’s amortization of brands and certain distribution rights, as AB InBev considers brands and certain distribution rights as indefinite-lived intangible assets.

(d)
Reflects the reversal of Altria’s remaining share of equity earnings from the divested businesses. This pro forma adjustment is based on financial information using SABMiller’s results for the fiscal year ended March 31, 2016 and the six months ended March 31, 2016 instead of financial information using SABMiller’s results for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, as the results would not be materially different. For purposes of this pro forma adjustment, the timing of the divestitures has been assumed to occur at the completion of the AB InBev Transaction.

(e)	Reflects the reversal of changes in the fair value of the November 2015 option, as well as Altria’s transaction costs that are nonrecurring and directly attributable to the AB InBev Transaction.

Altria Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Financial Statements
_______________________________

Note 4. Pro Forma Earnings per Share

The pro forma basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Year Ended December 31, 2015		For the Six Months Ended June 30, 2016
	Altria Group, Inc. as Reported	Pro Forma	Altria Group, Inc. as Reported	Pro Forma
	(in millions, except earnings per share)
Net earnings attributable to Altria Group, Inc.	$5,241	$5,314	$2,870	$2,809
Less: Distributed and undistributed earnings attributable to unvested restricted shares and restricted stock units	(10)	(10)	(5)	(5)
Earnings for basic and diluted EPS	$5,231	$5,304	$2,865	$2,804

Weighted-average shares for basic and diluted EPS	1,961	1,961	1,955	1,955

Basic and diluted EPS attributable to Altria Group, Inc.	$2.67	$2.70	$1.47	$1.43